Exhibit 10.15

NET 1 UEPS TECHNOLOGIES, INC.
RESTRICTED STOCK AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

     Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”) has granted to the Non-Employee Director named below (“you” or “your”), effective as of the Grant Date specified below, restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) upon the terms and conditions set forth in this Restricted Stock Agreement (the “Agreement”) and the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”), the provisions of which are incorporated into this Agreement. Except as otherwise provided in Section 7 of this Agreement with respect to applicable tax and social insurance withholding, you are not required to pay any amount to the Company for the receipt of these Award Shares. By signing this Agreement, you: (a) acknowledge that you have read this Agreement; (b) accept the Award Shares subject to all of the terms and conditions of this Agreement; and (c) agree to accept as binding, conclusive, and final all decisions or interpretations of the Company upon any questions arising under this Agreement. For purposes of this Agreement, actions and determinations to be made by the Company may be made by the Board of Directors of the Company or by such committee or delegate as may be appointed by the Board of Directors from time to time.

Name of Director:
Date of Grant (the “Grant Date”):
Number of Award Shares:

     1.      DEFINITIONS AND CONSTRUCTION.

     Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in the Plan. The captions and titles contained in this Agreement are for convenience only and do not affect the meaning or interpretation of any provision of this Agreement.

     2.      VESTING; TERMINATION OF EMPLOYMENT OR SERVICE.

     (a)      All of the Award Shares are nonvested and forfeitable as of the Grant Date. For clarity, as used in this Agreement, the term “vest” means the lapse of restrictions on the Award Shares in accordance with the terms of this Agreement.

     (b)      The Award Shares shall become vested and nonforfeitable, if at all, in accordance with the rules set forth below, provided that your service with the Company as a member of its Board of Directors ( “Service”) is continuous from the Grant Date through the applicable vesting date. No Award Shares shall vest or become nonforfeitable after the date your Service terminates for any reason. If your Service with the Company ceases for any reason, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

     (c)      Vesting of the Award Shares is conditioned upon your continuous Service through the applicable vesting date. The aggregate number of whole Award Shares subject to this Agreement that shall have become vested as of any date is determined by multiplying the number of Award Shares listed above by the following percentage and rounding down:

Vesting Date	Percentage
Prior to the first anniversary of the Grant Date	0%
On or after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date	33.333%
On or after the second anniversary of the Grant Date and prior to the third anniversary of the Grant Date	66.666%
On or after the third anniversary of the Grant Date	100%

     3.      RESTRICTIONS ON TRANSFER.

     Any attempt to dispose of any such Award Shares in contravention of this Agreement shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend, or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

     4.      COMPANY-ASSISTED SALES OF SHARES; GRANT OF POWER OF ATTORNEY FOR SALE OF SHARES.

     You acknowledge that you have been advised that it may be impracticable for you on your own to sell, or to arrange for a sale through a broker or otherwise, vested Award Shares. Therefore, the Company expects to assist you in this regard by facilitating the sale of vested Award Shares, with the method and timing of such sales to be determined by the Executive Committee of the Company, although the Company has no obligation to do so. However, in the event that the Company does attempt to facilitate any such sale of vested Award Shares, the Company does not represent to you that such sale will be completed, or if it is completed, that vested Award Shares will be sold at any particular price or require any particular level of brokerage commissions. You hereby irrevocably constitute and appoint Dr. Serge C.P. Belamant and Mr. Herman Gideon Kotze, each with full power and authority to act together or alone in any matter hereunder and with full power of substitution, your true and lawful attorneys-in-fact (individually an “Attorney,” and collectively, the “Attorneys”), with full power and authority in your name, for and on your behalf, with respect to all matters arising in connection with the sale of vested Award Shares, including, but not limited to, the power and authority on your behalf to take any and all of the following actions: (i) to sell such vested Award Shares through a broker, including a transaction in which the broker will act as a principal, at a purchase price per share as determined by negotiation between the Company, the Attorneys, and the broker and to complete, execute, and deliver a stock power in relation to the sale of vested Award Shares; (ii) on your behalf, to make representations and warranties and enter into appropriate agreements to effect the sale of such vested Award Shares; (iii) to instruct the Company’s transfer agent as the Attorneys shall determine on all matters pertaining to the delivery and custody of certificates for such vested Award Shares; (iv) to incur or authorize the incurrence of any necessary or appropriate expense in connection with the sale of such vested Award Shares; (v) if necessary, to endorse (in blank or otherwise) on your behalf the certificate(s) representing such vested Award Shares and a stock power or powers attached to such certificate(s); and (vi) to sign such other certificates, documents, and agreements and take any and all other actions as the Attorneys may deem necessary or desirable in connection with the consummation of the transactions contemplated by the power of attorney granted under this Section 4. Each Attorney may act alone in exercising the rights and powers conferred on the Attorneys. Each Attorney is hereby empowered to determine in his sole discretion the time or times when, the purpose for and the manner in which any power herein conferred upon him shall be exercised, and the conditions, provisions, or covenants of any instrument or document which may be executed by him pursuant hereto. The power of attorney granted under this Section 4 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of yours or by operation of law, whether by your death, disability, or incapacity or by the occurrence of any other event or events. It is understood that the Attorneys assume no responsibility or liability for any aspect of offering or selling any vested Award Shares and shall not be liable for any error of judgment or for any act done or omitted or for any mistake of fact or law except for the Attorneys’ own gross negligence, willful misconduct, or bad faith. It is understood that the Attorneys, in acting pursuant to this power of attorney, are not acting in a fiduciary capacity on your behalf and are not required to, nor will they necessarily, obtain the best available price or the lowest possible fee or commission when negotiating or otherwise facilitating any sale of Award Shares pursuant to this power of attorney. The power of attorney granted under this Section 4 shall be binding upon you and your heirs, legal representatives, distributees, successors, and assigns.

     5.      CERTIFICATE REGISTRATION.

     Physical possession or custody of such stock certificates shall be retained by the Company until such time as the Award Shares are transferable without restriction and, thereafter, the Company shall either issue and deliver to you one or more certificates in your name for the applicable number of vested Award Shares or provide for uncertificated, book entry issuance of those Award Shares. Upon the request of the Company, you shall deliver to the Company a stock power, endorsed in blank, with respect to any Award Shares that have been forfeited pursuant to this Agreement. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date.

     6.      LEGENDS.

     Until the Award Shares become transferable, the Company may at any time place legends referencing any restrictions on transfer and any applicable U.S. federal, state, or foreign securities law restrictions on all certificates representing Award Shares subject to the provisions of this Agreement. You shall, at the request of the Company, promptly present to the Company any and all certificates representing Award Shares in your possession in order to carry out the provisions of this Section 6.

     7.      TAX AND/OR SOCIAL INSURANCE WITHHOLDING.

               7.1      Generally. At the time any withholding is required by applicable law, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local, and foreign tax and social insurance withholding obligations of the Company or its affiliate, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have no obligation to deliver shares of Common Stock or issue any Common Stock certificate until you have satisfied the tax and social insurance withholding obligations of the Company or its affiliate. The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any tax and social insurance withholding obligation which may arise in connection with the grant or vesting of Award Shares either by electing to have the Company withhold the issuance or delivery of shares of Common Stock due to you, or by electing to deliver to the Company already-owned Award Shares, in either case having a Fair Market Value (as defined below) equal to the amount necessary to satisfy the statutory minimum withholding amount due. For purposes of this Agreement, (i) if the shares of Common Stock are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (a) the closing price on the relevant date, the average of the high and low sale price on the relevant date, or the average of the closing price over a period of up to 30 consecutive days immediately prior to or including the relevant date, as determined in the Company’s discretion, as quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Global Market; (b) the last sale price on the relevant date or the average of the last sale price over a period of up to 30 consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the NASDAQ Capital Market; (c) the average of the high bid and low asked prices on the relevant date quoted on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Company’s discretion; or (d) if the shares of Common Stock are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the shares, or by such other source, selected by the Company; provided, however, that if an average of prices over a period of days is not applicable and no public trading of the shares occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the earliest preceding date on which trading of the shares does occur; and (ii) if the shares of Common Stock on the relevant date are not listed for trading on a national exchange or market, then Fair Market Value shall be the value established by the Company in good faith.

               7.2      Section 83(b) Election. If you are a United States taxpayer, you hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors, or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

     8.      ADJUSTMENTS FOR CORPORATE TRANSACTIONS AND OTHER EVENTS.

               8.1      Stock Dividend, Stock Split, and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Board of Directors of the Company, be adjusted to reflect such event. The Company shall make appropriate adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split, or reverse stock split; provided, however, that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 8.1 will be made by the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding, and conclusive.

               8.2      Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Company. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange, or distribution in the same manner and to the same extent as the Award Shares.

     9.      RIGHTS AS A STOCKHOLDER, DIRECTOR, OR CONSULTANT.

               9.1      Rights as a Stockholder. Except as otherwise provided in this Agreement with respect to restrictions on transfer of any nonvested and forfeitable Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

               9.2      Director or Consultant Status. You understand and acknowledge that, except as otherwise provided in a separate, written service or consulting agreement between you and the Company or an affiliate, your Service is at the discretion of the Company and is for no specified term. Nothing in this Agreement or the Plan shall confer upon you any right to continue in the Service of the Company or an affiliate or interfere in any way with any right of the Company or an affiliate to terminate your Service as a director or consultant, as the case may be, at any time.

     10.      MISCELLANEOUS PROVISIONS.

               10.1      Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

               10.2      Binding Effect; Parties; Entire Agreement. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns. This Agreement is between you and the Company. This Agreement shall constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained in this Agreement and supersedes any prior agreements, understandings, restrictions, representations, or warranties among you and the Company with respect to such subject matter.

               10.3      Amendment. This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Company, except as provided in the Plan or in a written document signed by each of the parties hereto.

               10.4      Delivery of Documents and Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, upon electronic delivery at the e-mail address, if any, provided for you by the Company, or, upon deposit with an internationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Agreement or at such other address as such party may designate in writing from time to time to the other party.

                         (a)      Description of Electronic Delivery. This Agreement, the Plan, and any reports of the Company provided generally to the Company’s stockholders may be delivered to you electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

                         (b)      Consent to Electronic Delivery. You consent to the electronic delivery of this Agreement and any reports of the Company provided generally to the Company’s stockholders. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service, or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

               10.5      Applicable Law. This Agreement shall be governed by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and to be performed entirely within the State of Florida.

               10.6      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.7      No Future Entitlement. By execution of this Agreement, you acknowledge and agree that: (i) the grant of Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Award Shares, or compensation in lieu of Award Shares; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when Award Shares shall be granted and the maximum number of Award Shares granted, will be at the sole discretion of the Company; (iii) the value of the Award Shares is outside the scope of your service or consulting contract, if any; (iv) the value of the Award Shares is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments; (v) the vesting of the Award Shares ceases upon termination of Service with the Company or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; and (vi) no claim or entitlement to compensation or damages arises if the Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise. Neither this Agreement nor any provision hereunder shall be construed so as to grant you any right to remain in the Service of the Company.

               10.8      Personal Data. For the exclusive purpose of implementing, administering, and managing the Award Shares, you, by execution of this Agreement, consent to the collection, receipt, use, retention, and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job, and payroll location, data for tax withholding purposes, and Award Shares granted, forfeited, vested, and unvested) may be transferred to third parties assisting in the implementation, administration, and management of the Award Shares and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer, and manage the Award Shares. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s legal department representative. You understand, however, that refusing or withdrawing your consent may affect your ability to accept an Award Share.

               10.9      The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

               10.10      Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Company.

NET 1 UEPS TECHNOLOGIES, INC.		DIRECTOR

By:
Its		Signature

Date:		Date:

Address:	President Place
	4th Floor	Address
Johannesburg 2196
South Africa